NEWS RELEASE

For Immediate Release


       WorldHeart Files Form 10-QSB and Updates on Chief Financial Officer
                                   Transition


Oakland, CA, USA - May 17, 2005: (NASDAQ: WHRT, TSX:WHT) - World Heart Corporation ("WorldHeart" or the "Company"), a global technology leader in mechanical circulatory support systems, has completed its first quarter 2005 regulatory filings and, as has been previously announced, reports that Mark Goudie, Vice-President, Finance and Chief Financial Officer will leave his employment with the Company effective today.


Mr. Goudie oversaw the consolidation of the Canadian commercial operations of WorldHeart to Oakland, California, which is now substantially complete. For personal and family reasons, Mr. Goudie has chosen not to relocate from Ottawa, Canada to California. WorldHeart is actively in the process of hiring a new Chief Financial Officer.

Mr. Goudie will remain on the WorldHeart Board of Directors and will act as a consultant to WorldHeart through September 2005 providing continuity, advice, and other assistance during this period.

"We are on track to complete the consolidation of the Canadian operation from Ottawa to Oakland, California by the end of this quarter", commented Jal S. Jassawalla, WorldHeart's President and CEO. "I would like to thank Mark, for an on time and efficient transfer to California and for staying on, in different capacities, through September 2005."

About World Heart Corporation:
World Heart Corporation is a global medical device company headquartered in Oakland, California, USA with an additional facility in Heesch, Netherlands. WorldHeart's registered office is Ottawa, Ontario, Canada.

Any forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that all forward-looking statements involve risk and uncertainties, including without limitation, risks in product development and market acceptance of and demand for the Company's products, risks of downturns in economic conditions generally, and in the medical devices markets, risks associated with costs and delays posed by government regulation, limitations on third-party reimbursement, inability to protect proprietary technology, potential product liability and other risks detailed in the Company's filings with the U.S. Securities and Exchange Commission.

For more information, please contact:

World Heart Corporation
Peggy Allman
510/563-4721
www.worldheart.com